Exhibit 2(n)

Consent of Independent Registered Public Accounting Firm

The Shareholder and Board of Trustees

ING Emerging Markets High Dividend Equity Fund

We consent to the use of our report dated March 24, 2011, included herein, and to the references to our Firm under the headings “Independent Registered Public Accounting Firm” in the prospectus and the statement of additional information.

Boston, Massachusetts

March 25, 2011